UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 7, 2018

Midland States Bancorp, Inc.

(Exact Name of Registrant as Specified in Charter)

Illinois	001-35272	37-1233196
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Network Centre Drive
Effingham, Illinois 62401
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (217) 342-7321

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b— 2 of the Securities Exchange Act of 1934 (§ 240.12b—2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2018, Midland States Bancorp, Inc. (the “Company”) announced that Jeffrey G. Ludwig was promoted from Executive Vice President and Chief Financial Officer of the Company to President of the Company, and from President and Chief Financial Officer of Midland States Bank, the Company’s wholly owned subsidiary (the “Bank”), to Chief Executive Officer of the Bank.  The appointment was approved by the Company’s board of directors in accordance with the Company’s previously announced succession plan.  Jeffrey S. Mefford was also promoted from Executive Vice President—Banking of the Bank to President of the Bank.

In addition, on March 7, 2018, the Company announced that Stephen A. Erickson was appointed as Chief Financial Officer of the Company and the Bank, effective March 7, 2018.

In addition to the positions described above, Mr. Ludwig, age 46, CPA (inactive status), previously served as Chief Financial Officer of the Company and the Bank from November 2006, when he joined the Company and the Bank, to November 2016, and from October 2017 until March 2018.  He serves on the Company’s Executive, Capital Management and Mergers and Acquisitions, and Asset/Liability Committees. Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., an NYSE-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a Nasdaq-listed company in San Jose, California, from 2002 to 2005; and in various positions, including Senior Manager—Audit & Advisory Services, for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

Mr. Erickson, age 48, CPA (inactive status), has been with Midland since 2012, having served as President of Midland’s Merchant Services division from 2012 to 2015 and Director of Mergers and Acquisitions since 2015.  Prior to joining Midland he was a founder and President (2007-2012) of EnablePay Direct, Inc., a merchant services company located in Garden City, New York, which Midland acquired in 2012.  Prior to founding EnablePay he served as Chief Financial Officer of EVO Merchant Services, a large merchant services provider (2003-2006), Vice President of Investment Banking — Financial Services, at Bear Stearns & Co. (1999-2003), and Senior Accounting Officer at Goldman Sachs & Co. (1995-1997).  Mr. Erickson holds B.S. and M.S. degrees in Accounting from the University of Illinois (Champaign) and an M.B.A. from New York University, Stern School of Business.

Mr. Erickson has entered into an employment agreement with the Company and the Bank which provides for an annual salary of $325,000 and an initial term of one year, with an automatic renewal for additional one-year periods commencing on each anniversary thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. Under the agreement, Mr. Erickson’s target bonus is 40% of his base salary and his target for annual equity awards under the Company’s Long-Term Incentive Plan is also 40% of base salary.  If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Erickson’s termination of employment, he will generally be subject to non-solicitation restrictions for a period of 12 months. In the event Mr. Erickson’s employment is terminated by the Company in connection with a change in control (other than for cause), he will be entitled to receive the sum of 100% of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months and a pro rata bonus for the year of termination.

The foregoing description of the employment agreement for Mr. Erickson is qualified in its entirety by the text of the employment agreement, attached hereto as Exhibit 10.1.

Item 7.01.             Regulation FD Disclosure.

On March 7, 2018, the Company issued a press release regarding the changes in the Company’s President and Chief Financial Officer and the Bank’s Chief Executive Officer, Chief Financial Officer and President, which is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item and the related exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of March 7, 2018, between Midland States Bancorp, Inc., Midland States Bank and Stephen A. Erickson

99.1	Press Release of Midland States Bancorp, Inc., dated March 7, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2018	MIDLAND STATES BANCORP, INC.

	By:	/s/ Douglas J. Tucker
	Name:	Douglas J. Tucker
	Title:	Senior Vice President and Corporate Counsel